Exhibit 10.5

RENASANT CORPORATION

SEVERANCE PAY PLAN

THIS SEVERANCE PAY PLAN (the “Plan”) is adopted and maintained by Renasant Corporation (the “Company”), to be effective as of January 1, 2009. Benefits under this Plan are in lieu of any other severance or similar amount payable on account of your termination of employment under any other plan, policy or program maintained by your Employer.

1. Introduction: This Plan is intended to be a welfare benefit plan within the meaning of ERISA; it provides severance benefits to eligible officers and employees of the Company and any subsidiary of the Company at least 80% of which is owned, directly or indirectly, by the Company (collectively with the Company, called your “Employer”). This document, including Exhibit A, serves as both the Plan document and its summary plan description.

2. Eligibility: You become eligible to receive benefits under the Plan if the Board of Directors of the Company, or any officer of the Company to whom the Board of Directors has delegated authority to act on its behalf with respect to the Plan, designates you as an eligible participant in the Plan (referred to herein as a “Participant”).

a. Regular Severance. If you are a Participant, you will be eligible to receive Regular Severance, provided you satisfy all of the following conditions when your employment ends:

•	You are not involuntarily terminated by your Employer for Cause (as defined below) or your employment does not end on account of your disability, death, resignation or retirement;

•	You are not a party to an employment agreement with your Employer; and

•	You sign a Wavier and Release in the form required by your Employer, which includes a release of any claims you may then possess against your Employer and your Wavier and Release becomes irrevocable.

b. Change In Control Severance. If you are a Participant, you will be eligible to receive Change in Control Severance, provided you satisfy all of the following conditions when your employment ends:

•	The Company has experienced a Change in Control (as defined below);

•	You are not a party to an employment agreement with your Employer;

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You sign a Wavier and Release in the form required by your Employer, which includes a release of any claims you may then possess against your Employer and your Wavier and Release becomes irrevocable; and

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You are involuntarily terminated by the Company, without Cause, or you terminate your employment with the Company for Good Reason (as defined below), in either case occurring within 24 months following the Change in Control.

3. Benefits: Severance consists of cash benefits and COBRA continuation payments. The amount of your Regular or Change in Control Severance depends upon your position at the time your employment ends and is subject to any conditions or maximum aggregate payout to all Participants in the Plan, as may be established from time to time by the Board of Directors:

Type of Severance	Base Salary Benefit	COBRA Continuation Payments
Regular	1 week for each Year of Service	6 months
4 weeks minimum
26 weeks maximum
Change in Control	26 weeks	18 months

a. Years of Service. A “Year of Service” is measured as a consecutive 12-month period of service; partial years of service are disregarded. If you terminate your employment and you are later rehired, only service from your rehire date will be considered.

b. Premium Payments. If you receive COBRA continuation payments, your Employer will pay COBRA premiums for you and your dependents enrolled in the Company’s health plans (major medical, vision and dental) as of the most recent annual enrollment period. Your COBRA continuation payments are contingent upon your timely election to continue your medical benefits in accordance with COBRA. Payments will end before the number of months specified above if the COBRA continuation period for you or any of your dependents ends earlier.

c. Payments. Cash payments will be paid in the form of a single sum 30 days following the date on which your employment ends, provided you have then satisfied all of the applicable conditions. As a condition of any payment, your Employer can withhold any taxes that are required by law to be withheld.

d. Payment Delay. Although unlikely, if you are a “specified employee” at the time your employment ceases, your Employer may be required to delay some or all of your payments until the first business day of the seventh month following your termination. If this delay occurs, payment will be made as soon as practicable, but without liability for interest or loss of investment opportunity. The definition of the term “specified employee” is included in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and is complex. Generally, it refers to “officers” and others with administrative or managerial authority whose annual compensation is in excess of $130,000 (as may be adjusted from time to time), but not more than a total of 50 employees. Your Employer will determine your status at the time of your termination and inform you if you are a specified employee whose payments are subject to delay.

4. Administration and Claims: The Board of Directors of the Company administers this Plan in its discretion. The Board has delegated to the Company’s Chief Executive Officer the authority to designate the employees of the Company and its subsidiaries eligible to be Participants in the Plan. The Board has delegated to the Company’s Human Resources Department the authority to oversee the day-to-day administration of this Plan. In this capacity, the Human Resources Department, among other things, determines your position at the time of your termination and the amount of your benefit. The Human Resources Department will also provide you with the Waiver and Release necessary to receive your benefits. In connection with its administration of the Plan, the Human Resources Department can adopt rules and procedures and interpret the Plan and any form or document related to the Plan, including the resolution of uncertainty created by any conflict, ambiguity or omission contained in the Plan and/or its related documents, subject to the final determination of the Board of Directors.

a. Claims. It is not necessary to make a claim or application to receive your Regular or a Change in Control Severance; you will receive any necessary documents from your Employer at the time of your termination. If you believe that you are eligible to receive a benefit, or that the amount of your benefit has not been correctly determined, you can make a claim to have your benefit redetermined. To make a claim, you must file a written statement with the Human Resources Department that explains why you believe you are entitled to a payment and identifies the provisions of the Plan you are relying upon to make your claim.

Once it receives your claim, the Human Resources Department, on behalf of the Board of Directors, will respond, in writing, within 90 days. If it denies your claim, in whole or in part, the response will include the reasons why your claim is denied, and it will identify the Plan provisions and employment records upon which the denial is based. You can appeal a denial by writing to the Human Resources Department not later than 60 days after the denial. Your appeal should explain why you believe the denial is incorrect and it should include any information or documents you believe support your position. Before you submit your appeal, you can request copies of any documents in the possession of your Employer that are relevant to the determination of your benefit, such as your salary history or a copy of the Plan. The Board of Directors will review your appeal and provide you with written notice of its disposition not later than 60 days after it is received.

b. Arbitration. In the event that any dispute or controversy arises in connection with this Plan and you have exhausted the Plan’s claims procedures, your dispute or controversy will be resolved by arbitration. The consideration for your agreement to arbitration is your receipt of benefits under the Plan. Any arbitration proceeding will be conducted in accordance with the employment rules of the American Arbitration Association (“AAA”). Any dispute or claim will be presented to a single arbitrator selected by our mutual agreement (or the arbitrator will be selected in accordance with the rules of the AAA). All determinations of the arbitrator will be final and binding upon you and the Employer. Each party to the arbitration proceeding will bear its own costs in connection with the proceedings, except that the costs and expenses of the arbitrator will be divided evenly between the parties. The venue for any arbitration proceeding and for any judicial proceeding related to this arbitration provision (including a judicial proceeding to enforce this provision) will be in Tupelo, Mississippi, unless another venue is designated by the Board of Directors.

5. Definitions:

a. Cause. You will be deemed to be terminated for “Cause” if your employment is involuntarily terminated because you have:

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Committed an intentional act of fraud, embezzlement or theft in the course of your employment or otherwise engaged in any intentional misconduct which is materially injurious to the Company’s (or your Employer’s) financial condition or business reputation;

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Committed intentional damage to the property of the Company (or your Employer) or committed intentional wrongful disclosure of confidential or proprietary information which is materially injurious to the Company’s (or your Employer’s) financial condition or business reputation;

•	Been indicted for the commission of a felony or a crime involving moral turpitude;

•	Willfully and substantially refused to perform the essential duties of your position, which has not been cured within 30 days following written notice by the Company’s Chief Executive Officer;

•	Intentionally, recklessly or negligently violated any material provision of any code of ethics, code of conduct or equivalent code or policy of the Company or your Employer applicable to you; or

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Intentionally, recklessly or negligently violated any material provision of the Sarbanes-Oxley Act of 2002 or any of the rules adopted by the Securities and Exchange Commission implementing any such provision.

b. Base Salary. Your “Base Salary” is your annualized base salary.

c. Change in Control. The term “Change in Control” means and shall be deemed to occur upon a Change in Equity Ownership, a Change in Effective Control, a Change in the Ownership of Assets or a Change by Merger. For this purpose:

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A “Change in Equity Ownership” means that a person or group acquires, directly or indirectly in accordance with Code Section 318, more than 50% of the aggregate fair market value or voting power of the capital stock of the Company, including for this purpose capital stock previously acquired by such person or group; provided, however, that a change in Equity Ownership shall not be deemed to occur hereunder if, at the time of any such acquisition, such person or group owns more than 50% of the aggregate fair market value or voting power of the Company’s capital stock.

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A “Change in Effective Control” means that (i) a person or group acquires (or has acquired during the immediately preceding 12-month period ending on the date of the most recent acquisition by such person or group), directly or indirectly in accordance with Code Section 318, ownership of the capital stock of the Company possessing 35% or more of the total voting power of the Company, or (ii) a majority of the members of the Board of Directors of the Company is replaced during any 12-month period, whether by appointment or election, without endorsement by a majority of the members of the Board prior to the date of such appointment or election.

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A “Change in the Ownership of Assets” means that any person or group acquires (or has acquired in a series of transactions during the immediately preceding 12-month period ending on the date of the most recent acquisition) all or substantially all of the assets of the Company.

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A “Change by Merger” means that the Company shall consummate a merger or consolidation or similar transaction with another corporation or entity, unless as a result of such transaction, more than 50% of the then outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company and the voting securities of the surviving or resulting corporation or entity are owned in substantially the same proportion as the common stock of the Company was beneficially owned before such transaction.

d. Good Reason means that in connection with a Change in Control:

•	Your Base Compensation in effect immediately before the Change in Control is materially reduced;

•	Your authority, duties or responsibilities are materially reduced from what your authority, duties or responsibilities prior to the Change in Control; or

•	You are required to transfer to an office or business location located more than a 30-mile radius from where you were assigned to prior to the Change in Control.

No event or condition described above is considered Good Reason unless (a) you notify the Chief Executive Officer in writing of your objection to such event or condition within 60 days after you learn of such event, (b) such event or condition is not corrected by the Company within 30 days after receipt of such notice, and (c) you resign within 60 days after the expiration of the 30-day period described in subparagraph (b) hereof.

6. General Provisions:

a. Spendthrift Provision. Your benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge to such benefit will be void and given no effect. Any benefit payable under the terms of the Plan is not subject to attachment or legal process, and any such action shall not be recognized by your Employer.

b. Employment Rights. Participation in the Plan is not an employment agreement; nothing contained in the Plan gives you the right to be retained in the employ of your Employer or otherwise modifies your “at will” employment status.

c. Amendment or Termination. Except as provided below, your Employer has no obligation to maintain the Plan for any particular length of time; the Board of Directors of the Company possesses the right, at any time, to amend or terminate this Plan, in whole or in part. Notwithstanding this general authority (i) no amendment or termination will change the amount of your benefit if you are or become eligible to receive it before the adoption or effective date of the amendment or termination, and (ii) no amendment or termination can be made effective during the 24-month period following a Change in Control without your written consent. If the Plan is amended or terminated, you will receive written notice.

d. Rehire. If you are rehired by your Employer, any COBRA continuation payments will stop and you may be required to repay all or a portion of any cash benefit paid to you under the Plan if the number of weeks of Base Salary you received is greater than the number of weeks between your termination and reemployment dates.

e. Coordination with WARN. All payments made under this Plan reduce any amount your Employer may be required to pay to you under the Worker Adjustment and Retraining Notification Act, called WARN.

f. Successors; Binding Plan. This Plan is binding upon your Employer and any successor to your Employer, whether by purchase, merger, consolidation or otherwise. This Plan inures to your benefit and is enforceable by you, including your personal or legal representatives, and executors or heirs. If you die while any amount is payable to you, the remaining amount will be paid to your surviving spouse or estate.

g. Governing Law. The Plan is governed by federal law to the extent applicable, and to the extent not applicable, by the laws of the State of Mississippi.

h. General Assets. Benefits payable from the Plan are paid solely from the general assets of the Employer. The Employer has not established a trust or earmarked any asset to pay benefits, and it has not acquired any form of insurance to fund your benefits.

RENASANT CORPORATION

By:	/s/ E. Robinson McGraw
Name:	E. Robinson McGraw
Title:	Chairman of the Board and Chief
Executive Officer
Date:	December 16, 2008

RENASANT CORPORATION

SEVERANCE PAY PLAN

EXHIBIT A

GENERAL INFORMATION

Name of Plan: Renasant Corporation Severance Pay Plan.

Name and Address of the Company: Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804.

Affiliates: Members of the parent and subsidiary group affiliated with Renasant Corporation including: Renasant Bank and other entities affiliated with the Company from time to time.

Employer Identification Number: 64-0676974

Plan Identification Number: ______

Type of Plan: Unfunded welfare benefit plan funded by the general assets of the Company and its affiliates

Plan Administrator: The Board of Directors, acting through its Human Resources Department

Agent for Service of Legal Process: For disputes arising under the Plan, service of legal process may be made upon, Renasant Corporation, General Counsel, 209 Troy Street, Tupelo, Mississippi 38804.

Plan Year: The calendar year.

Events That May Cause a Loss of Benefits: The following events, among others, may cause a loss of your benefits or a delay in payment:

•	The Company reserves the right to amend or terminate the Plan.

•	If you do not sign a Waiver and Release, you will not receive benefits.

•	If you are terminated for Cause, you may not receive benefits.

•	If your employment ends on account of your death, disability or resignation, you may not receive benefits.

•	If you are rehired, you may be required to return a portion of the payments previously made to you.

ERISA Rights: If you are a Participant, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended, called “ERISA.” ERISA provides that you are entitled to:

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Examine, without charge, at the administrator’s office and at other specified locations, all documents governing the plan, including any insurance contracts and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Administration and the Plan’s most recent summary Plan description. You are entitled to obtain copies of these documents by providing a written request to the administrator; you may be charged a nominal fee for copying them.

•	Receive a summary of the Plan’s annual financial report.

Prudent Actions by Plan Fiduciaries. In addition to creating rights for participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries,” have a duty to act prudently and in the interests of you and other participants and beneficiaries. No one can terminate you or otherwise discriminate against you in any way to prevent you from obtaining benefits or exercising your rights under ERISA.

Enforce Your Rights. If your claim for benefits is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce your rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if it finds your claim is frivolous).

Assistance With Your Questions. If you have any questions about your Plan, you should contact the administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, DC 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hot line of the Employee Benefits Security Administration.